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                                                                 Exhibit (p)(13)


                                                      Effective February 1, 2006

                       OECHSLE INTERNATIONAL ADVISORS, LLC
                           OIA MANAGEMENT COMPANY, LLC
                     OECHSLE INTERNATIONAL ADVISORS, LIMITED
                      OIA EUROPEAN MANAGEMENT COMPANY, LLC

                                 CODE OF ETHICS

     This is the Code of Ethics (the "Code") of Oechsle International Advisors, LLC, OIA Management Company, LLC, Oechsle International Advisors, Limited and OIA European Management Company, LLC (collectively and individually referred to as the "Firm"). The Code has been adopted by the Firm's Executive Committee to promote honest and ethical conduct and maintain compliance with applicable laws, rules and regulations.

THINGS YOU NEED TO KNOW TO USE THIS CODE

     1. Terms in BOLDFACE TYPE have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

     2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

          ACCESS PERSON

          INVESTMENT PERSON (ALL OF WHOM ARE ALSO ACCESS PERSONS)

     Any questions regarding any of the matters described in the policy should be referred to Oechsle's CODE OFFICER, John Murphy, and in his absence, Chief Compliance Officer, Joe Stowell.

     This Code has three sections:

          Part I--Applies to All Personnel

          Part II--Applies to ACCESS PERSONS and INVESTMENT PERSONS

          Part III--Definitions

     There are also five Reporting Forms that ACCESS PERSONS have to fill out under this Code. You can obtain copies of the Reporting Forms from the CODE OFFICER.
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     According to the Firm's policy all employees are ACCESS PERSONS. A consultant retained by the Firm may also be an ACCESS PERSON, if he or she is designated as an ACCESS PERSON, in writing, by the CODE OFFICER.

     3. The Code Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances; however:

     - the Firm expects that waivers will be granted only in rare instances, and

     - some provisions of the Code that are mandated by SEC rule cannot be waived.

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                        PART I--APPLIES TO ALL PERSONNEL

GENERAL PRINCIPLES

     The Firm is a fiduciary for its investment advisory and sub-advisory clients and is committed to maintaining high standards of honest and ethical conduct to uphold the interests of clients. Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to:

          - use for their own benefit (or the benefit of anyone other than the client) information about a Firm's trading or recommendations for client accounts; or

          - Take advantage of investment opportunities that would otherwise be available for the Firm's clients.

PRINICIPAL DUTIES

     As a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts from our relationships with our clients, or with the brokerage community. To reinforce the General Principles and mitigate potential issues, you are required to uphold the following Principal Duties:

          1. Place the interests of clients above personal interests with regard to involvements and activities, in particular personal securities transactions. Access persons are owed only salary and bonuses that the Firm may award. Trading information, research and other portfolio related proprietary information obtained in the course of employment is to be used to benefit the management of client accounts.

          2. Avoid any abuse of trust and responsibility including actual or potential conflicts of interest. It is expected that access persons will be sensitive to all areas of actual and potential conflicts of interest even if this Code does not address specifically an area of fiduciary responsibility.

          3. Adhere to the fundamental standard that access persons must not take advantage of their positions with Oechsle.

          4. Maintain information concerning the Firm's clients' securities holdings, the financial circumstances of clients and investment management techniques on a confidential basis, and neither use nor divulge such information except as appropriate and necessary in the normal course of business.

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          5.   Refrain from insider trading and maintain inside information confidentially. A serious breach of confidentiality is insider trading that is generally defined as the use of inside information to trade in securities or the communication of inside information to others. The use of material, nonpublic information for your benefit or "tipping" to other persons is considered insider trading. Material information is information that a reasonable investor would consider important in making an investment decision; or is reasonably certain to have an impact on the price of a company; and has not been disseminated to the to the general public. If you receive information that is believed to be material, non-public information, please contact General Counsel or the Code Officer as soon as possible. For more information on insider trading, you may consult the Firm's "Insider Trading Policy Statement".

          6. Act in good faith by exposing conflicts of interest or situations that hold the appearance of conflicts.

          7. Comply with applicable rules, laws and regulation. In particular, access persons may not participate in manipulative securities activity, such as price manipulation; deceive or mislead a client; or otherwise engage in fraudulent practices.

          8. Promote the independence of investment decision-making and maintain the impartiality of the investment process through avoidance of potential or actual conflicts of interest.

VIOLATIONS AND REPORTING OF VIOLATIONS AND ISSUES

     The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

     Improper activity is a violation of the Code. A determination of impropriety is not dependent on proof of harm to any client. It may include, but is not limited to:

     -    "front running", i.e., trading ahead of client accounts;

     - transacting based on material, non-public information or "tipping" others;

     - participating in limited offerings that are suited to client investment;

     -    trading in a security that is under consideration for client accounts;

     -    divulging client information for personal gain.

     -    serving on a Board of Directors without prior approval;

     -    failing to file required reports; or

     - making inaccurate or misleading reports or statements concerning trading activity or securities accounts.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm might

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impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the foregoing. In the instance of securities regulation violations, referral to civil or criminal authorities and subsequent prosecution may occur.

     Each access person has an affirmative duty to report violations to the Code Officer and to apprise the Code Officer of incidents and issues under the Code. If you or a member of your FAMILY/HOUSEHOLD have or suspect you may have violated the Code, you must report the incident to the Code Officer as soon as possible. If you are aware of actual or suspected violations on the part of other access persons, you are to report the matter to the Code Officer as soon as possible.

     Any questions regarding what this Code requires or permits should be referred to the CODE OFFICER.

CONFLICTS OF INTEREST

     A conflict of interest occurs when your personal interest interferes with the interests of the Firm's clients. The duty to act in good faith requires avoiding conflicts of interest or disclosing material facts concerning conflicts that may arise. Conflicts of interest are not always apparent and you are advised to consult with the Code Officer or other members of the Legal/Compliance staff to resolve actual or apparent conflicts.

     Of particular significance are conflicts of interest involving Investment Persons. Any Investment Person who owns or intends to transact in a security that he or she recommends to other Investment Persons must disclose to those other Investment Persons his or her ownership or intentions.

     Discussions regarding conflicts may be documented by email or other written communication.

GIFTS TO OR FROM BROKERS OR CLIENTS

     No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation from a vendor, broker, securities salesman, client or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such personnel's responsibilities to the Firm, its clients, or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of Firm personnel.

     No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

          1. In no event should cash gifts be given to or accepted from any one business contact.

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          2.   In no event should gifts to or from any one business contact in any calendar year have a value that exceeds $250.

          3.   In no event should gifts be solicited.

     These policies are not intended to prohibit normal business entertainment or activities, such as:

     (a)  occasional lunches or dinners conducted for business purposes.

     (b) occasional cocktail parties or similar social gatherings conducted for business purposes;

     (c) occasional attendance at theater, sporting or other entertainment events of a reasonable value;

               1. the offer or acceptance requires the pre-approval of the Chief Compliance Officer or General Counsel

     (d) small gifts, usually in the nature of reminder advertising, such as pens, calendars, etc.

DOL REPORTING REQUIREMENT

     The pre-approval process for gifts and entertainment applies to expenditures that Oechsle employees make on behalf of union clients. In addition, Oechsle employees must report in writing to the Compliance Department any expenditure made by them on behalf of a union official, union agent or labor relations consultant of a Taft-Hartley pension plan (this is a defined term and does not include consultants who work with pension plan Trustees to hire managers such as Oechsle). Such expenditures include, for example, meals and entertainment and gifts or travel of any sort.

     The Compliance Department will file annual reports (on Form LM-10) if Oechsle had expenditures in excess of $250 in any calendar year for all of its employees in the aggregate with respect to a union's officials, agents, or labor relations consultants of a Taft-Hartley pension plan. (For a complete description of the terms union official, union agent or labor relations refer to the instructions on Form LM-10 attached)

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

     To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all of its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the CODE OFFICER, and will ordinarily require consideration by senior officers or the Executive Committee of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm.

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            PART II--APPLIES TO ACCESS PERSONS AND INVESTMENT PERSONS

A.   REPORTING REQUIREMENTS

          NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD and BENEFICIAL OWNERSHIP in the "Definitions" section at the end of this Code.

          ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

          1. INITIAL HOLDINGS REPORTS No later than 10 days after you become an ACCESS PERSON, you must file with the CODE OFFICER a Holdings Report on Form A (copies of all reporting forms are available from the CODE OFFICER).

          Form A requires you to list all COVERED SECURITIES in which you (or members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became an Access Person.

          Form A also requires you to confirm that you have received, read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, that you understand that you are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code and that you agree to comply with the Code provisions.

          2. QUARTERLY TRANSACTION REPORTS No later than 10 days after the end of March, June, September and December each year, you must file with the CODE OFFICER a Quarterly Transactions Report on Form B.

          Form B requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES, in which transactions you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD established an account in which any securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

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          3. ANNUAL HOLDINGS REPORTS By January 31 of each year, you must file with the CODE OFFICER an Annual Holdings Report on Form C.

          Form C requires you to list all COVERED SECURITIES in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of January 1 of that year. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on January 1 of that year.

          Form C also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, that you understand that you are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code and that you have complied with Code provisions.

          4. DUPLICATE CONFIRMATION STATEMENTS If you or any member of your FAMILY/HOUSEHOLD has a securities account with any broker, dealer or bank, you or your FAMILY/HOUSEHOLD member must direct that broker, dealer or bank to send, directly to the Firm's CODE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account.

          5. AMENDMENTS TO THE CODE Amendments to the Code are distributed after adoption and accompanied by an Acknowledgement of Code Amendment. The Acknowledgement of Code Amendment requires that you confirm that you have received, read and understand the amendment to the Code, that you understand that it applies to you and the members of your Family/Household, that you understand that you are an Access Person and, if applicable, an Investment Person under the Code, and that you agree to comply with the amendment and Code provisions.

B.   TRANSACTION RESTRICTIONS

          1. PRECLEARANCE You and members of your FAMILY/HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, written pre-clearance on Form D for that transaction.

          Once obtained, preclearance is valid only for the day on which it is granted. Provided, however, that for employees located in the Firm's London, Tokyo or Frankfurt Office, preclearance is valid through the end of the next business day from the time it is granted. (Please note that trading in reliance on the more liberal preclearance provision for employees of overseas offices may inadvertently give rise to trading within a blackout period or to an appearance issue, and the Firm may require reversal of the transaction and disgorgement of profits, if any.) The CODE OFFICER may revoke a preclearance any time

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     after it is granted and before you execute the transaction. The CODE
     OFFICER may deny or revoke preclearance for any reason. Except as noted in the Code, preclearance will not be granted for any COVERED SECURITY if, to the knowledge of the HEAD TRADER, the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

          The preclearance requirements do not apply to the following categories of transactions; HOWEVER, REPORTING REQUIREMENTS DO APPLY UNLESS A SECURITY IS NOT A COVERED SECURITY:

                    - Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

                    x Transactions in futures and options contracts on currencies or interest rate instruments or indexes, and options on such contracts.

                    - Transactions that occur by operation of law, or under any other circumstance, in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

                    x Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan or direct investment plan, which allow the purchase of securities from the issuer on a systematic, recurrent basis.

                    x Transactions in COVERED SECURITIES for a hedge fund, or similar private organized investment pool managed by the Firm.

                    x Transactions pursuant to the exercise of rights issued pro rata, to all holders of the class of COVERED SECURITIES, held by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) and received by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) from the issuer, or a tender offer received by the ACCESS PERSON (or FAMILY/HOUSEHOLDER member) from the issuer or a third party. Examples may include purchases of COVERED SECURITIES pursuant to the exercise of warrants or rights granted by an issuer to its shareholders; or in connection with an opportunity, extended by an issuer to its shareholders as an incident of owning shares of the issuer's securities, to purchase shares at a

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                         discount or transactions entered into pursuant to
                         either a cash or stock tender offer by an issuer or a third party.

                    x Transactions in investment companies, other than investment companies sub-advised by the Firm, that are:

                         - publicly offered shares organized under the laws of a foreign country in the form of continuously offered open-end funds or foreign unit trusts ("foreign mutual funds"), or

                         - publicly offered shares organized under the laws of a foreign country in the form of index-based, closed-end funds ("foreign closed-end index funds").

                    x    Purchases or sales of municipal bonds of US issuers.

                    x Transactions in estate, trust or other accounts (the "Account"), through which an ACCESS PERSON (or FAMILY/HOUSEHOLD member) has beneficial interest, or discretionary accounts of an ACCESS PERSON (or FAMILY/HOUSEHOLD member) managed by a registered investment advisor, broker-dealer, private bank or similar firm or individual (the "Advisor ") when the ACCESS PERSON:

                         - maintains no direct/indirect control or influence over the Account and the Advisor has full investment discretion.

                         - agrees to avoid any communication with the trustee or Advisor with regard to investment decisions prior to execution.

                         - notifies the trustee or Advisor that transactions in the Account are limited to: domestic (US) equities, US corporate, government and agency fixed income securities and fixed income securities otherwise excepted from pre-clearance. (Transactions in foreign equities are NOT excepted from pre-clearance nor are tractions in private placements and initial public offerings or through investment club accounts.)

                         - certifies in writing to the Code Officer that they retain no investment/trading authority and exercise no direct or indirect influence over transactions in the Account.

                         - makes other representations and/or fulfills other requirements as deemed necessary by the Code Officer.

                         - directs the trustee or the Advisor to furnish copies of all transaction confirmations and account statements promptly to the Compliance Department.

2. INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any COVERED SECURITY in a private placement or an initial public offering except

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     with the specific, advance written approval on Form E, which may be denied for any reason.

3. PARTICIPATION IN INVESTMENT CLUBS AND NON-OECHSLE PRIVATE POOLED VEHICLES Neither you nor any member of your FAMILY/HOUSEHOLD may participate in an investment club or invest in a hedge fund, or similar private organized investment pool, other than one managed by the Firm, without express written permission on Form E, which may be denied for any reason.

4. SHORT TERM TRADING IN INVESTMENT COMPANIES SUB-ADVISED BY OECHSLE Acquiring or liquidating holdings in investment companies sub-advised by the Firm, which are defined as "Covered Securities", is subject to pre-clearance and reporting requirements. You or members of your FAMILY/HOUSEHOLD must hold interests acquired in an investment company sub-advised by the Firm for a period of no less than sixty (60) calendar days from the date of purchase evaluated on a last in, first out (LIFO) basis. After sixty (60) days have elapsed, you or members of your FAMILY/HOUSEHOLD may liquidate after a purchase or purchase after a liquidation. Access persons may be subject to disgorgement of any profits realized in a purchase and sale or sale and purchase of securities within the sixty (60) calendar day period.

C.   8-DAY BLACKOUT PERIOD

     Except as provided by this Section C, no ACCESS PERSON (including any member of the FAMILY/HOUSEHOLD of such ACCESS PERSON) may:

     (1.) purchase any COVERED SECURITY within the seven calendar days immediately before a calendar day on which any client account managed by the Firm purchases that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), or

     (2.) sell any COVERED SECURITY within the seven calendar days immediately before a calendar day on which any client account managed by the Firm sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), or

     (3.) purchase any COVERED SECURITY within the seven calendar days immediately after a calendar day on which any client account managed by the Firm sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), or

     (4.) sell any COVERED SECURITY within the seven calendar days immediately after a calendar day on which any client account managed by the Firm purchases that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security),

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unless the ACCESS PERSON had no actual knowledge that the COVERED SECURITY (or any closely related security) was being considered for purchase (in the case of clause (1.)) or sale (in the case of clause (2.)) for any client account. If any such transactions occur, the Firm may require any profits from the transactions to be disgorged for donation by the Firm to charity.

An ACCESS PERSON may:

     (1.) purchase a COVERED SECURITY within seven calendar days immediately after a calendar day on which any client account managed by the Firm purchased such COVERED SECURITY, or

     (2.) sell a COVERED SECURITY within seven calendar days immediately after a calendar day on which any client account sold such COVERED SECURITY, or

     (3.) purchase a COVERED SECURITY within seven calendar days immediately before a calendar day on which any client account sells such COVERED SECURITY, or

     (4.) sell a COVERED SECURITY within seven calendar days immediately before a calendar day on which any client account purchases a COVERED SECURITY.

All of the above transactions may occur provided that at the time that preclearance is granted, the HEAD TRADER confirms to the CODE OFFICER that there are no unfilled orders for that COVERED SECURITY placed with a broker. THESE EXCEPTIONS TO THE BLACKOUT PERIOD ARE NOT INTENDED TO ALLOW PERSONAL SECURITIES TRANSACTIONS IN COVERED SECURITIES THAT OCCUR SIMULTANEOUSLY WITH TRANSACTIONS FOR CLIENT ACCOUNTS. IF THIS SITUATION ARISES INADVERTENTLY, THE FIRM MAY REQUIRE A REVERSAL OF THE PERSONAL SECURITIES TRANSACTION AND DISGORGEMENT OF THE PROFIT TO CHARITY.

NOTE: It sometimes happens that an INVESTMENT PERSON who is responsible for making investment recommendations or decisions for client accounts (such as a portfolio manager or analyst) determines within the seven calendar days after the day he or she (or a member of his or her FAMILY/HOUSEHOLD) has purchased or sold for his or her own account a COVERED SECURITY that was not, to the INVESTMENT PERSON'S knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the INVESTMENT PERSON is responsible for making investment recommendations or decisions to purchase or sell the same COVERED SECURITY (or a closely related security). In this situation, the INVESTMENT PERSON MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the INVESTMENT PERSON's (or FAMILY/HOUSEHOLD member's) own account to avoid conflict with the blackout provisions of this Code. The Firm recognizes that this situation may occur in entire good faith, and will not require disgorgement of profits in such instances if it appears that the INVESTMENT PERSON acted in good faith and in the best interests of the Firm's clients.

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     The blackout requirements do not apply to the following categories of transactions; HOWEVER, REPORTING REQUIREMENTS DO APPLY UNLESS A SECURITY IS NOT A COVERED SECURITY:

                    x Transactions in futures and options contracts on currencies or interest rate instruments or indexes, and options on such contracts.

                    - Transactions that occur by operation of law or under any other circumstance in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

                    x Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan or direct investment plan, which allow the purchase of securities from the issuer on a systematic, recurrent basis.

                    x Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) and received by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) from the issuer, or a tender offer received by the ACCESS PERSON (or FAMILY/HOUSEHOLDER member) from the issuer or a third party. Examples may include purchases of COVERED SECURITIES pursuant to the exercise of warrants or rights granted by an issuer to its shareholders; or in connection with an opportunity, extended by an issuer to its shareholders as an incident of owning shares of the issuer's securities, to purchase shares at a discount or transactions entered into pursuant to either a cash or stock tender offer by an issuer or a third party.

                    x Transactions in investment management companies that are:

                         - exchange traded, domestically (US) registered index-based, closed-end funds ("closed-end index funds"),

                         - publicly offered shares organized under the laws of a foreign country in the form of continuously offered open-end funds or foreign unit trusts ("foreign mutual funds"), or

                         - publicly offered shares organized under the laws of a foreign country in the form of index-based, closed-end funds ("foreign closed-end index funds).

                    x    Purchases and sales of municipal bonds of US issuers.

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                    x    Transactions in estate, trust or other accounts (the
                         "Account"), through which an ACCESS PERSON (or FAMILY/ HOUSEHOLD member) has beneficial interest, or discretionary accounts of an ACCESS PERSON (or FAMILY/HOUSEHOLD member) managed by a registered investment advisor, broker-dealer, private bank or similar firm or individual (the "Advisor) when the ACCESS PERSON:

                         - maintains no direct / indirect control or influence over the Account and the Advisor has full investment discretion.

                         - agrees to avoid any communication with the trustee or Advisor with regard to investment decisions prior to execution.

                         - notifies the Advisor that transactions in the Account are limited to: domestic (US) equities, US corporate, government and agency fixed income securities and fixed income securities otherwise excepted from pre-clearance. (Transactions in foreign equities are NOT excepted from pre-clearance nor are tractions in private placements and initial public offerings or through investment club accounts.)

                         - certifies in writing to the Code Officer that they retain no investment / trading authority and exercise no direct or indirect influence over transactions in the Account.

                         - makes other representations and / or fulfills other requirements as deemed necessary by the Code Officer.

                         - directs the Advisor to furnish copies of all transaction confirmations and account statements promptly to the Compliance Department.

     Subject to the preclearance requirements set forth in the Code, an Access Person may purchase or sell shares of a security which is being purchased or sold, or is being actively considered for purchase or sale, for client accounts within the prescribed blackout period if given the shares the Access Person is purchasing or selling and the market capitalization (outstanding shares x current price per share) of the issuer, the Access Person's trading could have no material impact on the price of the security; and if the Firm were trading in the security, such trade could have no material impact on the price of the security. This exemption is subject to preclearance procedures set forth above and may be denied by the Code Officer for any reason.

                             PART III - DEFINITIONS

These terms have special meanings in this Code of Ethics:

                                  ACCESS PERSON
                              BENEFICIAL OWNERSHIP
                                  CODE OFFICER
                                COVERED SECURITY
                                FAMILY/HOUSEHOLD
                                   HEAD TRADER
                                INVESTMENT PERSON

     The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: ANY QUESTIONS REGARDING WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS SHOULD BE DIRECTED TO THE CODE OFFICER.

ACCESS PERSON means each and every employee of the Firm. A consultant retained by the Firm may also be considered an ACCESS PERSON, if such consultant is designated, in writing, as an ACCESS PERSON by the Code Officer.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm) even if you do not share in the profits. BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

          Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

          Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

          Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the arrangement is a "blind trust," the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

          Securities in a person's individual retirement account.

          Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

          Securities owned by a trust of which the person is either a trustee or a beneficiary.

          Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CODE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

CODE OFFICER means John Murphy, or another person that he designates to perform the functions of Code Officer when he is not available. You can reach the Code Officer by calling (617) 330-8835. For purposes of reviewing the Code Officer's, or his designee's own transactions and reports under this Code, the functions of the Code Officer are performed by the General Counsel or the Chief Compliance Officer.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940, except:

          Direct obligations of the U.S. Government.

          Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

          Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), and are not sub-advised by the Firm.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities" such as:

          -    options on securities, on indexes and on currencies,

          -    all kinds of limited partnerships,

          -    foreign unit trusts and foreign mutual funds, and

          -    private investment funds, hedge funds and investment clubs.

If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ask the CODE OFFICER.

Members of your FAMILY/HOUSEHOLD include:

          Your spouse or domestic partner (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

          Your children under the age of 18.

          Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

          Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment: There are a number of reasons this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC regards any benefit to a person that you help to support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts and must not be allowed to benefit from that information.

HEAD TRADER means David Learned, or such other person who has been designated by the Firm as a Trader.

INVESTMENT PERSON means any employee of the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) by the client.

                       OECHSLE INTERNATIONAL ADVISORS, LLC

                              CODE OFFICER'S GUIDE

      This Code Officer's Guide is a companion document to the OECHSLE INTERNATIONAL ADVISORS, LLC (the "Firm") Code of Ethics dated June 1, 2004, as amended (the "Code"), and sets forth certain procedural and administrative requirements that must be followed in order for the Firm to satisfy the requirements of amended Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") and Rule 204 A-1 of the Investment Advisors Act of 1940. Terms in boldface type have the meanings set forth in the Code. If you have any questions regarding the requirements of the Rule, the Code or the application of this Guide, you should contact Paula N. Drake, the Firm's General Counsel, before proceeding.

1.    ANNUAL REVIEW - APPROVAL OF THE EXECUTIVE COMMITTEE:

      Annually or more frequently as necessary, the CODE OFFICER is to review the Code, revise as appropriate based on applicable regulation and concerns relevant to the operations of the Firm, and obtain the consent to and approval of the Executive Committee to the Code.

2.    AMENDMENTS TO THE CODE

      The Code Officer is to arrange for the distribution of revised Codes to ACCESS PERSONS. A revised Code must be accompanied by an acknowledgement of the Code amendment that is to be completed by the ACCESS PERSON and returned promptly to the CODE OFFICER. The acknowledgement includes a representation that the ACCESS PERSON acknowledges receipt of the amended Code and confirms that they:
            -     Have read and understand the Code,
            - Understand that it applies to them and the members of their FAMILY/ HOUSEHOLD,
            - Understand that they are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code, and
            -     Agree to comply with the amendment and Code provisions.

3.    COLLECTION OF REPORTS

      The Firm's Code provides that all ACCESS PERSONS must file the following reports and statements with you, in your capacity as CODE OFFICER:

      (1) INITIAL HOLDINGS REPORT No later than 10 days after a person becomes an ACCESS PERSON, each ACCESS PERSON must file an Initial Holdings Report on Form A with the

            CODE OFFICER. Personnel who are ACCESS PERSONS on the date the Code goes into effect must file an Initial Holdings Report on Form A with the CODE OFFICER. Form A also includes a representation that the each ACCESS PERSON acknowledges receipt of the Code of Ethics and confirms that they:
            -     Have read and understand the Code,
            - Understand that it applies to them and to members of their FAMILY/HOUSEHOLD,
            - Understand that they are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code, and
            -     Agree to comply with Code provisions.

      (2) QUARTERLY TRANSACTION REPORTS No later than 10 days after the end of March, June, September and December of each year, each ACCESS PERSON must file a Quarterly Transaction Report with the CODE OFFICER on Form B.

      (3) ANNUAL HOLDINGS REPORTS By January 31 of each year, each ACCESS PERSON must file an Annual Holdings Report with the CODE OFFICER on Form C. Form C also includes a representation that each ACCESS PERSON acknowledges receipt of the Code and confirms that they:
            -     Have read and understand the Code
            - Understand that it applies to them and members of their FAMILY/HOUSEHOLD,
            - Understand that they are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code, and
            -     Agree to comply with Code provisions.

      (4) DUPLICATE CONFIRMATION STATEMENTS Each ACCESS PERSON and all members of an ACCESS PERSON'S FAMILY/HOUSEHOLD that have a securities account with any broker, dealer or bank are required to direct that broker, dealer or bank to send to the Firm's CODE OFFICER contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account.

      In addition to confirming that all ACCESS PERSONS have filed each of the reports noted above in a timely manner, the CODE OFFICER must confirm that all reports have been properly completed, dated and signed by the ACCESS PERSON.

4.    REVIEW AND ENFORCEMENT

      (1)   REVIEW

            (1) The CODE OFFICER must cause the reported personal securities transactions to be compared with completed and contemplated portfolio transactions of the Firm's clients to determine whether any transactions subject to the restrictions in Part II (B) or (C) of the Code (each a "Reviewable Transaction") may have occurred.

            (2) If the CODE OFFICER determines that a Reviewable Transaction may have occurred, he or she shall then determine whether a violation of the Code may have occurred, taking into account the exemptions provided under the Code. Before making any determination that a violation has been committed, the CODE OFFICER shall give the ACCESS PERSON in question an opportunity to supply additional information regarding the transaction.

      (2)   ENFORCEMENT

            (1) If the CODE OFFICER determines that a violation of this Code may have occurred, he or she shall promptly report the possible violation to the General Counsel of the Firm, who, together with the CODE OFFICER, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate. Sanctions may include, without limitation, the imposition of penalties or fines, reduction of compensation, demotion, disgorgement of trading gains, or suspension or termination of employment.

            (2) No person shall participate in a determination whether he has committed a violation of this Code or in the imposition of any sanction against himself. If a security transaction of the CODE OFFICER is under consideration, the Firm's Chief Operating Officer shall act in all respects in the manner prescribed herein for the CODE OFFICER, and, if a security transaction of the General Counsel is under consideration, the CODE OFFICER shall report the possible violation to the Firm's Chief Operating Officer.

5.    SPECIAL REPORTING REQUIREMENT TO INVESTMENT COMPANY CLIENTS

      With respect to each investment company registered under the 1940 Act (a "Registered Fund") for which the Firm serves as investment adviser or subadviser, the Firm must annually furnish a written report to the board of trustees of such Registered Fund (i) describing issues arising under this Code since the last report to the board, including information about material violations of the Code, sanctions imposed in response to such material violations, changes made to the Code, and any proposed changes to the Code; and
(ii) certifying that the Firm has adopted such procedures as are reasonably necessary to prevent ACCESS PERSONS from violating the Code. In addition, all material changes to this Code shall be submitted for approval to the board of trustees of each Registered Fund no later than three months after such material change has been adopted by the Firm, which approval must be obtained no later than six months after such adoptions.

6.    RECORDS

      (1) The Firm is required to maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission. Note: The following reports must be maintained for all ACCESS PERSONS.

            1. A copy of this Code and any other Code, which is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place.

            2. A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

            3. A copy of all written acknowledgements as required of each ACCESS PERSON by this Code and each report made pursuant to this Code by any ACCESS PERSON (including any duplicate information statements required by Part II (A)(4) of the Code) shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

            4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

            5. A copy of each report furnished to a Registered Fund pursuant to Part III of this Guide shall be maintained for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place.

            6. A record of any decision, and the reasons supporting such decision, to approve the acquisition by an ACCESS PERSON of any security in an initial public offering or limited offering for a period of not less than five years following the end of the fiscal year in which such approval is granted.

      (2)   CONFIDENTIALITY

      All reports of securities transactions and any other information collected or produced pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission or any other authorized governmental body or self-regulatory organization.

V.    OTHER DUTIES

      Part II (B) of the Code provides that, subject to certain exemptions, all ACCESS PERSONS and members of their FAMILY/HOUSEHOLD must preclear all transactions in COVERED SECURITIES with the CODE OFFICER. In considering a preclearance request, the CODE OFFICER must: (1) confirm with the HEAD TRADER that the proposed transaction would not violate any requirement under the Code (e.g., the blackout period described in Part II (C) of the Code); and (2) assess whether the proposed transaction is consistent with the spirit of the "General Principles" set forth in Part I of the Code. Only transactions which are consistent with both the substantive requirements of the Code and the spirit of the Code's General Principles shall be approved by the CODE OFFICER.

                       OECHSLE INTERNATIONAL ADVISORS, LLC
                       OECHSLE INTERNATIONAL ADVISORS, LTD

                        INSIDER TRADING POLICY STATEMENT

                      STATEMENT OF POLICIES AND PROCEDURES
                  WITH RESPECT TO THE FLOW AND USE OF MATERIAL
                         NONPUBLIC (INSIDE) INFORMATION

INTRODUCTION

A reputation for integrity and high ethical standards in the conduct of the affairs of Oechsle International Advisors, LLC and Oechsle International Advisors, Ltd. (collectively the "Firm" or "Oechsle") is of paramount importance to us. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws.

This Statement of Policies and Procedures (the "Statement") has been adopted in response to the mandate of Section 204 A of the Investment Advisers Act of 1940, as amended, The Prevention and Misuse of Nonpublic Information, (the "Rule")(1) and the requirements of the Insider Trading and Securities Fraud Enforcement Act of 1988 (he "Act"). The Act was designed to enhance the enforcement of the securities laws, particularly in the area of insider trading, by (i) imposing severe penalties on persons who violate the laws by trading on material, nonpublic information and (ii) requiring broker-dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. Personnel of the Firm are required to comply with this Statement, as well as with the Firm's Code of Ethics (the "Code").

PURPOSE AND APPLICABILITY OF STATEMENT

The purpose of this Statement is to explain: (1) the general legal prohibitions regarding insider trading; (2) the meaning of the key concepts underlying the prohibition and its applications to Oechsle's business; (3) the sanctions for insider trading and expanded liability for controlling persons; and (4) the Firm's program regarding insider trading. This Statement applies to all officers, principals, and employees of the Firm.

I.    THE BASIC INSIDER TRADING PROHIBITION


-------------
(1) Sec. 204 A stipulates that: "Every advisor subject to this title shall establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of the investment advisor's business, to prevent the misuse in violation of this Act or of the Securities Exchange Act of 1934, or the rules and regulations thereunder, of material, nonpublic information by such investment advisor or any persons associated with such investment advisor."

      Neither the Rule nor the Act defines insider trading. However, in general, the "insider trading" doctrine under federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

      X     trading while in possession of material, nonpublic information;

      X     communicating ("tipping") such information to others;

      X recommending the purchase or sale of securities on the basis of such information; or

      X providing substantial assistance to someone who is engaged in any of the above activities.

      In addition, rules of the Securities and Exchange Commission (the "SEC") prohibit an individual from trading while in possession of material, nonpublic information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with "Chinese Wall" procedures.

      NO FIDUCIARY DUTY TO USE INSIDE INFORMATION. Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be "inside" information. In fact, such conduct could violate the federal securities laws.

II.   BASIC CONCEPTS

      Federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating ("tipping") such information in connection with a purchase or sale. Under case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to company shareholders or some other duty not to misappropriate insider information.

      The key aspects of insider trading are: (A) materiality, (B) nonpublic information, (C) knowing or reckless action and (D) breach of fiduciary duty or misappropriation. Each aspect is briefly discussed below.

      A. MATERIALITY. Insider trading restrictions arise only when information that is used for trading, recommending or tipping is "material." Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. It need not be so important that it would have changed the investor's decision to buy or sell. On the other hand, not every tidbit of information about a security is material. Although there is no exclusive list of "material" events, by way of example, information is potentially "material" if it relates to:

            -     earnings information;
            - mergers, acquisitions, tender offers, joint ventures or changes in assets;

            - new products or discoveries or developments regarding customer or suppliers, (e.g., the acquisition or loss of a contract);
            -     changes in control or management;
            - changes in auditors or auditor notification that the issuer may no longer rely on the auditor's report;
            - events regarding the issuer's securities (e.g., defaults of senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);
            - criminal charges, material civil litigation or government investigation; and
            -     bankruptcy or receivership.

      B. NONPUBLIC INFORMATION. Information is considered public if it has been disseminated in a manner making it available to investors generally (e.g., national business and financial news wire services, such as Dow Jones and Reuters; national news services, such as The Associated Press, The New York Times or The Wall Street Journal;
            SEC reports; brokerage firm analysts' reports that have been disseminated to the firm's customers). Just as an investor is permitted to trade on the basis of nonpublic information that is not material, he or she may also trade on the basis of information that is public. An example of material, nonpublic information, is information given by a company director to an acquaintance of an impending takeover prior to that information being made public. Trading by either the director or the acquaintance prior to the information being made public would violate the federal securities laws.

      C. KNOWING. Under the federal securities laws, a violation of the insider trading limitations requires that the individual act (i) with "scienter" -- with knowledge that his or her conduct may violate these limitations -- or (ii) in a reckless manner. Recklessness involves acting in a manner that ignores circumstances that a reasonable person would conclude would result in a violation of insider trading limitations.

      D. FIDUCIARY DUTY. The general tenor of recent court decisions is that insider trading does not violate the federal securities laws if the trading, recommending or tipping of the insider information does not result in a breach of duty. Over the last decade, the SEC has brought cases against accountants, lawyers and stockbrokers because of their participation in a breach of an insider's fiduciary duty to the corporation and its shareholders. The SEC has also brought cases against noncorporate employees who misappropriated information about a corporation and thereby allegedly violated their duties to their employers. The situations in which a person can trade on the basis of material, nonpublic information without raising a question whether a duty has been breached are so rare, complex and uncertain that the only prudent course is not to trade, tip or recommend based on inside information. In addition, trading by an individual while in possession of material, nonpublic information relating to a tender offer is illegal irrespective of whether such conduct breaches a fiduciary duty of such individual. Sets forth below are several situations where courts have held that such trading involves a breach of fiduciary duty or is otherwise illegal.

            CORPORATE INSIDER. In the context of interviews or other contact with corporate management, the Supreme Court held that an investment analyst who obtained material, nonpublic information about a corporation from a corporate insider does not violate insider trading restrictions in the use of such information unless the insider disclosed the information for "personal gain." However, personal gain may be defined broadly to include not only a pecuniary benefit, but also a reputational benefit or a gift. Moreover, selective disclosure of material, nonpublic information to an analyst might be viewed as a gift.

            (Note: SEC Regulation FD, Rule 100, clarifies that selective disclosure to an investment advisor requires simultaneous public disclosure of the information in the instance of intentional disclosures and prompt public disclosure of information unintentionally divulged (i.e., as soon as practicable but in no event after 24 hours or commencement of the next day's trading). Any use or communication of information selectively disclosed may not occur prior to public disclosure of the information.)

            TIPPING INFORMATION. The Act includes a technical amendment clarifying that tippers can be sued as primary violators of insider trading prohibitions, and not merely as aiders and abetters of a tippee's violation. In enacting this amendment, Congress intended to make clear that tippers cannot avoid liability by misleading their tippees about whether the information conveyed was nonpublic or whether its disclosure breached a duty. However, Congress recognized the crucial role of securities analysts in the smooth functioning of the markets, and emphasized that the new direct liability of tippers was not intended to inhibit "honest communications between corporate officials and securities analysts."

            CORPORATE OUTSIDER. Additionally, liability could be established when trading occurs based on material, nonpublic information that was stolen or misappropriated from any other person, whether a corporate insider or not. An example of an area where trading on information may give rise to liability, even though from outside the company whose securities are traded, is material, nonpublic information secured from an attorney, investment banker or other consultant employed by the company (i.e., a "temporary" insider).

            TENDER OFFERS. The SEC has adopted a rule specifically prohibiting trading while in possession of material information about a prospective tender offer before it is publicly announced. This rule also prohibits trading while in possession of material information during a tender offer that a person knows or has reason to know is not yet public. Under the rule, there is no need for the SEC to prove a breach of duty. Furthermore, in the SEC's view, there is no need to prove that the nonpublic, material information was actively used in connection with trading before or during a tender offer. However, this rule has an exception that allows trading by one part of a securities firm where another part of that firm has material, nonpublic information about a tender offer if certain strict "Chinese Wall" procedures are followed.

III.  PROCEDURES

These procedures apply to the equity and fixed income investment management activity of employees of the Firm and relate to inside information received from persons and entities, including but not limited to, issuer's, agents or others acting on an issuer's behalf, brokers, analysts and "temporary" insiders such as attorneys, investment bankers and consultants retained by an issuer, issuer's agent or representative or the Firm.

Whenever a Firm employee receives information that he or she believes to be material nonpublic information, including selectively disclosed information, he or she must not trade for his or her own accounts or for any account in which he or she may have a beneficial interest or on behalf of the Firm's clients in the securities to which the information relates, tip the information to others, or recommend for purchase or sale such securities, so long as the information remains nonpublic. In addition, in the event that a Firm employee receives information that the employee thinks is, or might be considered, material nonpublic information, then it is incumbent upon that employee to contact the Chief Compliance Officer, or in his absence, the General Counsel immediately and must refrain from disclosing the information to anyone else, including persons within the Firm, unless specifically advised to do so by the Chief Compliance Officer or the General Counsel.

IV.   SANCTIONS AND LIABILITIES

A. SANCTIONS. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement or the Code may result IN:

      (I)   CAUTIONS - ADMINISTERED BY THE CHIEF COMPLIANCE OFFICER.
      (II)  WARNING - ADMINISTERED BY THE CHIEF COMPLIANCE OFFICER.
      (III) FINE - ASSESSED BY THE EXECUTIVE COMMITTEE.
      (IV)  DISMISSAL - DETERMINED BY THE EXECUTIVE COMMITTEE.
      (V) CIVIL REFERRAL TO THE SEC OR OTHER REGULATORY AUTHORITIES - DETERMINED BY THE EXECUTIVE COMMITTEE.
      (VI)  CRIMINAL REFERRAL - DETERMINED BY THE EXECUTIVE COMMITTEE.

B. CONTROLLING PERSONS. The Act increases the liability of "controlling persons" -- defined to include both an employer and any person with the power to influence or control the activities of another. For example, any individual that is a director or officer exercising policy making

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responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another's actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but "reckless" is discussed in the legislative history as a "heedless indifference as to whether circumstances suggesting employee violations actually exist."

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

V.    FIRM PRACTICES

The Firm has implemented the following practices to facilitate employee understanding and awareness of the Firm's policies with regard to trading on material, non-public information.

      A. DISSEMINATION TO EMPLOYEES. All employees are given a copy of this Statement along with the Code of Ethics and must familiarize themselves with each.

      B. TRAINING. The Firm's Compliance Department must provide periodic training to ensure that employees understand this policy and the rules and regulations against insider trading.

      C. ANNUAL CERTIFICATION. The Firm requires its employees to certify compliance with this Statement in writing on an annual basis. It is the responsibility of Compliance to collect and maintain such certifications.